GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

April 17, 2006

OTCBB: GPTC

GOLDEN PATRIOT, CORP. CLOSES FIRST TRANCHE
OF $2,000,000  PRIVATE PLACEMENT

Uniondale, NY, April 17, 2006 - Golden Patriot, Corp. (“Golden Patriot” or the “Company”) (OTC Bulletin Board: GPTC) announced today it has closed an initial $700,000 portion of a $2,000,000 financing. The Company anticipates closing the next tranche  of $600,000 within the next 30 days.  The Company issued securities to AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC based on exemptions from registration as set out in Regulation S, Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

“This financing allows us to exercise our option on the Lucky Boy uranium property in Arizona and to fund the exploration and development of that prospect,” said Bradley Rudman, President and CEO.

The Company said it anticipates that the proceeds from the transaction will be used to  exercise its option on the Lucky Boy property in Arizona and to fund the exploration and development of the Lucky Boy prospect, to potentially fund the exploration and development of its Debut and Gold View claims and for general working capital.

Golden Patriot said it used Envision Capital LLC, as a finder for the transaction. Envision will receive a ten percent (10%) cash commission and warrants on the sale.

The securities offered in the private placement to the investors were not registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Golden Patriot

Golden Patriot has interests in mineral properties involving uranium and gold mining.  For more information, please call Brad Rudman at 212-760-0500 or email us at info@goldenpatriotcorp.com.

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, the Company’s anticipated use of proceeds, access to operating capital, limited operating history, the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's website at http://www.sec.gov.